CREDIT AGREEMENT

PYR ENERGY CORPORATION

AND

BANK OF THE WEST

February 14, 2007

Table of Contents

i

ii

Page

Section 8.8	Counterparts	31
Section 8.9	Conflicts	31
Section 8.10	Entire Agreement	31
Section 8.11	WAIVER OF JURY TRIAL	31
Section 8.12	USA Patriot Act Notice	32

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 14, 2007, is by and between PYR ENERGY CORPORATION, a Maryland corporation (“Borrower”), and BANK OF THE WEST, a California corporation (“BOTW”).

RECITAL

Borrower and BOTW desire that this Credit Agreement be executed and delivered in order to provide for the terms upon which BOTW will make available to Borrower a revolving line of credit and will issue letters of credit upon the request of Borrower and by which such revolving line of credit and letters of credit will be governed and repaid.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
Definitions and References

Section 1.1 Defined Terms.

As used in this Agreement, each of the following terms shall have the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

"Advance” means an advance of funds by BOTW to or for the account of Borrower pursuant to section 2.1 below.

"Affiliate” means, as to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with; that Person; provided that, for the purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of capital stock, partnership or membership interests or other interests therein, by contract or otherwise, and shall include without limitation any general partner or any controlling stockholder, controlling member or controlling owner thereof.

"Agreement” means this Credit Agreement.

"Applicable Environmental Laws” means any laws, orders, rules or regulations pertaining to health or the environment (as the. same now exist or are hereafter enacted and/or amended), including without limitation the Comprehensive Environmental Response, compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”) and applicable state law.

"Borrower” shall have the meaning given such term in the first paragraph of this Agreement.

"Borrowing Base” means, at any time, the aggregate loan value of all Borrowing Base Properties, as then most recently determined by BOTW, in its sole and absolute discretion, pursuant to section 2.8 below, using such assumptions as to pricing, discount factors, discount rates, expenses and other factors as BOTW customarily uses as to borrowing-base oil and gas loans at the time of such determination, such amount to be included in a Borrowing Base Notice sent to Borrower; provided that the Borrowing Base for the time period from the date of this Agreement through the first redetermination of the Borrowing Base pursuant to section 2.8 below shall be $1,000,000, unless Borrower and BOTW hereafter mutually agree upon a different amount; provided further that BOTW shall not have any obligation to increase the Borrowing Base.

"Borrowing Base Notice” means a written notice sent to Borrower by BOTW notifying Borrower of the Borrowing Base determined by BOTW for the upcoming Borrowing Base Period or other period.

"Borrowing Base Period” means: (a) the time period from the date of this Agreement through June 30, 2007; (b) thereafter, each six-month period beginning on January 1 or July 1 of each year, until the latest January 1 or July 1 preceding the Maturity Date; and (c) thereafter, the time period from the latest January 1 or July 1 preceding the Maturity Date through the Maturity Date.

"Borrowing Base Properties” means any and all interests of Borrower, whether now owned or hereafter acquired, in any and all oil and/or gas properties, wells, leases, gathering systems, processing plants and other related rights and assets to which BOTW now or hereafter gives value in determining the Borrowing Base.

"Business Day” means: (a) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR’ Tranche, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado or in New York, New York and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado.

"Change in Control” means the occurrence of any change whereby any Person or controlled group not presently in control of Borrower hereafter acquires a majority of the capital stock of Borrower that is entitled to vote upon the election of the directors of Borrower.

"Collateral” means all tangible or intangible real or personal property which, under the terms of any Security Document, is or is purported to be covered thereby or subject thereto.

"Commitment Amount” means, at any time, the lesser of: (a) the Maximum Loan Amount, or (b) the Borrowing Base at that time.

"Consolidated” means the consolidation, in accordance with GAAP, of the financial statements, financial position or other financial data of any Person with its properly consolidated Affiliates. References herein to a Person’s Consolidated financial statements, financial position, financial condition, assets, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, assets, liabilities, etc. of such Person and its properly consolidated Affiliates.

"Convertible Debt” means the convertible Debt of Borrower outstanding pursuant to the terms of the Convertible Note Purchase Agreement dated as of May 24, 2002, between Borrower and the investors named therein, in the original amount of $6,000,000.

"Current Ratio” means, at any time and from time to time, the ratio of: (a) Borrower’s current assets (including as a current asset any unused availability of the Loan, but excluding any and all gains and losses from any mark-to-market of unliquidated commodity hedge contracts); to (b) Borrower’s current liabilities (excluding current maturities of the Loan and any and all gains and losses from any mark-to-market of unliquidated commodity hedge contracts), all determined in accordance with GAAP.

"Debt” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether primary or secondary, direct or indirect, absolute or contingent.

"Debt-to-Equity Ratio” means, at any time, the ratio of: (a) Borrower’s funded, interest-bearing indebtedness (including without limitation Subordinated Debt) at that time, determined in accordance with GAAP; to (b) the Shareholders’ Equity in Borrower at that time.

"Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

"Distribution” means any distribution payable in cash or property to any shareholder, partner, member or other owner of Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any stock, partnership interest, membership interest or other ownership interest in Borrower.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

"ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any Obligated Person or any Affiliate of any Obligated Person with respect to which any Obligated Person or any Affiliate of any Obligated Person has a fixed or contingent liability.

"Event of Default” has the meaning given such term in section 7.1 below.

"Fiscal Quarter” means a three-month period ending on the last day of November, February, May or August of any year.

"Fiscal Year” means a twelve-month period ending on August 31 of any year.

"GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Securities and Exchange commission or the Financial Accounting Standards Board, as applicable (or any generally recognized successor to either of the foregoing) and which, in the case of Borrower: (a) are applied for all periods in a consistent manner (provided that Borrower may modify its accounting principles and practices so as to comply with any change in such generally accepted accounting principles and practices), and (b) are applied for all periods after the date hereof so as to properly reflect, in accordance with such generally accepted accounting principles and practices, the financial condition, and the results of operations and changes in financial position, of Borrower.

"Guarantor” means PYR Mallard LLC, a Colorado limited liability company.

"Guaranty” means a Guaranty in form and substance satisfactory to BOTW, executed by Guarantor and delivered to BOTW to guaranty the Obligations.

"Initial Advance” means the first Advance of the Loan.

"Initial Engineering Report” means the engineering report covering the Borrowing Base properties, dated as of August 31, 2006, prepared by Ryder Scott company, a true and correct copy of which has heretofore been delivered by Borrower to BOTW.

"Initial Financial Statements” means the annual financial statements of Borrower dated as of August 31, 2006, copies of which Initial Financial Statements have heretofore been delivered by Borrower to BOTW.

"Interest Rate Election” means an election delivered by Borrower to BOTW from time to time in the form of Exhibit D attached hereto and made a part hereof.

"Letter of Credit” means a standby letter of credit issued by BOTW pursuant to section 2.1 below.

"LIBOR (Adjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined pursuant to the following formula:

LIBOR (Unadjusted)

LIBOR (Adjusted)	=	1.00 - LIBOR Reserve Percentage

"LIBOR Interest Period” means, with respect to each LIBOR Tranche, a time period of one, two, three or six months, as specified in the Interest Rate Election submitted by Borrower pursuant to section 2.2(b) below with respect thereto, beginning on and including the date specified in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the LIBOR Interest Period) the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day. No LIBOR Interest Period may be elected which would end after the Maturity Date.

"LIBOR Reserve Percentage” means, with respect to any LIBOR Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR Interest Period.

"LIBOR Spread” means, 2.50 percentage points per annum.

"LIBOR Tranche” means a portion of the Loan outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR (Adjusted).

"LIBOR (Unadjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined by BOTW from Telerate page 3750 (or any successor thereto) as of two Business Days prior to the first day of such LIBOR Interest Period, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are being offered in the London interbank eurocurrency market for delivery on the first day of such LIBOR Interest Period in an amount equal or comparable to the amount of such LIBOR Tranche and for a period of time equal or comparable to the length of such LIBOR Interest Period. LIBOR (Unadjusted), as determined by BOTW with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period. If BOTW is unable so to determine LIBOR (Unadjusted) for any LIBOR Tranche, or if the associated LIBOR (Adjusted) would exceed the maximum rate of interest, if any, then permitted to be charged on the Note under applicable law, Borrower shall be deemed to have elected to have included in the Prime Rate portion the portion of the Loan that would otherwise have been included in such LIBOR Tranche.

"Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

"Loan Documents” means this Agreement, the Security Documents, the Note, the Guaranty, applications for Letters of Credit, Advance requests and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

"Loan” has the meaning given such term in Section 2.1 below.

"Maturity Date” means the earlier of: (a) such date on which the Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to section 7.1 below, or (b) February 14, 2010; provided that, upon the request of Borrower, BOTW may, in its sole discretion, extend said date to a date not later than December 31, 2014 by giving written notice of such extension to Borrower, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOTW to grant any such extension.

"Maximum Loan Amount” means $3,000,000; provided that, upon the request of Borrower, BOTW may, in its sole discretion and upon such terms and conditions as BOTW may determine, increase said amount to an amount not greater than $30,000,000 by giving written notice of such increase to Borrower, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOTW to grant any such increase.

"Note” means a promissory note in the form of Exhibit A attached hereto and made a part hereof, duly executed and delivered by Borrower, which promissory note shall evidence Borrower’s obligation to repay the Loan.

"Obligated Person” means Borrower or Guarantor.

"Obligations” means all Debt from time to time owing by Borrower to BOTW under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations.

"Oil and Gas Interests” means any and all oil and/or gas properties, wells, leases, gas gathering systems, processing plants and other related real and/or personal property and interests now or hereafter owned by Borrower.

"Overborrowed Condition” means, at any time, a condition whereby the outstanding principal balance of all Advances made hereunder plus the sum of the face amounts of all Letters of Credit outstanding hereunder exceeds the Commitment Amount.

"Payment Date” means the last Business Day of each calendar month, commencing February 28, 2007.

"Person” means an individual, corporation, partnership, association, joint-stock company, trust or trustee thereof, estate or executor thereof, limited liability company, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

"Prime Rate” means the fluctuating interest rate per annum announced from time to time by BOTW as its prime rate (which may not be the lowest interest rate charged by BOTW), adjusted effective as of the effective date of any change in the prime rate so announced by BOTW.

"Prime Rate Portion” means, at any time the portion of the Loan outstanding at that time that bears interest based upon the Prime Rate.

"Release Date” means the earlier of the following two dates: (a) the date on which the Obligations have been paid and performed in full and the Security Documents have been released of record, or (b) the date on which the liens of the Security Documents have been foreclosed or a deed in lieu of such foreclosure has become fully effective and has been recorded.

"Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any or all of the Obligated Persons or any other person to BOTW in connection with this Agreement or any transaction contemplated hereby, to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of any or all of the Obligated Persons under the Loan Documents, whenever made or delivered.

"Shareholders’ Equity” means, at any time, as to any Person, the equity in such Person owned by the shareholders, partners, members or other owners of such Person, determined in accordance with GAAP (excluding assets and liabilities resulting from any mark-to-market of unliquidated commodity hedge contracts) .

"Subordinated Debt” means any indebtedness or other obligations of Borrower, to the extent that the rights of the holders thereof to enforce the indebtedness and other obligations of Borrower thereunder have been subordinated to the rights of BOTW hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to BOTW.

Section 1.2 Incorporation of Exhibits.

All Exhibits attached to this Agreement are a part hereof for all purposes.

Section 1.3 Amendment of Defined Instruments.

Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

Section 1.4 References and Titles.

All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” has the inclusive meaning frequently identified by the phrase “and/or.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.5 Calculations and Determinations.

All interest accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Unless otherwise expressly provided herein or unless BOTW otherwise consents, all financial statements and reports furnished to BOTW hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in a manner consistent with the accounting system used in the preparation of the Initial Financial Statements of Borrower or with another accounting system agreed to in writing by BOTW.

ARTICLE II
The Loan

Section 2.1 The Loan.

(a) Subject to the other terms and conditions of this Agreement, BOTW agrees to: (1) make Advances to Borrower from time to time requested upon written notice to BOTW from Borrower no later than noon, Denver time, at least one Business Day prior to any Advance, and (2) issue Letters of Credit from time to time requested upon written notice to BOTW from Borrower no later than three Business Days prior to the date of issuance of such Letter of Credit.

(b) Each request by Borrower for an Advance shall be in the form of Exhibit B attached hereto and made a part hereof. Unless BOTW timely receives an appropriate Interest Rate Election in accordance with section 2.2(b) below, any requested Advance shall initially be included in the Prime Rate Portion. Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit C attached hereto and made a part hereof and shall be accompanied by an application for issuance of a letter of credit on BOTW’s then-standard form, duly executed by Borrower.

(c) BOTW shall not have any obligation to: (1) make an Advance on or after the Maturity Date, (2) issue or renew a Letter of Credit which expires after the Maturity Date, (3) issue a LIBOR Tranche as to which the LIBOR Interest Period does not expire prior to the Maturity Date, (4) issue a LIBOR Tranche at any time when three or more prior LIBOR Tranches remain outstanding, (5) make an Advance in an amount less than $100,000, unless the amount of the requested Advance is the entire remaining amount available to be borrowed under the Loan, (6) issue a LIBOR Tranche in an amount less than $500,000 or in an amount that is not an integral multiple of $100,000, or (7) make an Advance or issue or renew a Letter of Credit if, after such Advance is made or such Letter of Credit is issued or renewed, the outstanding principal balance at that time of all Advances plus the sum of the face amounts at that time of all outstanding Letters of Credit would exceed the Commitment Amount.

(d) Each payment by BOTW under a Letter of Credit shall be a demand obligation owing by Borrower to BOTW, bearing interest from the date of such payment at the rate described in Section 2.2(c) (3) below. Each payment by BOTW under any Letter of Credit shall be entitled to all benefits of the security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

(e) The Advances and Letters of Credit described in this Section 2.1 shall be herein collectively referred to as the “Loan”. within the limitations set forth in this Section 2.1 and subject to the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow hereunder.

Section 2.2 The Note; Interest.

(a) Borrower’s obligation to repay the Loan, with interest thereon, shall be evidenced by the Note. In the event any provision contained in the Note conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.

(b) At any time and from time to time hereafter, if Borrower desires to include in a LIBOR Tranche all or any portion of the Loan that is not already included in a LIBOR Tranche for the relevant time period, Borrower shall deliver an Interest Rate Election to BOTW at least three Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount it desires to have included in the LIBOR. Tranche, the first day of the LIBOR Interest Period and the duration of the LIBOR Interest Period. Any portion of the Loan that is not included in a LIBOR Tranche shall be included in the Prime Rate Portion •

(c) (1) Except as otherwise provided in (3) below, interest on each LIBOR Tranche shall accrue at a fixed annual rate equal to LIBOR (Adjusted) with respect to such LIBOR Tranche plus the LIBOR Spread. (2) Except as otherwise provided in (3) below, interest on the Prime Rate Portion shall accrue at a fluctuating annual rate calculated on a daily basis and equal to the Prime Rate. (3) From and after the occurrence, and during. the continuance, of any Event of Default hereunder, interest shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default shall have been cured, at a rate equal to the applicable rate determined pursuant to section 2.2(c) (1) or 2.2(c) (2) above plus three percentage points per annum.

(d) Interest accrued on the Prime Rate Portion shall be due and payable on each Payment Date. Interest accrued on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche (and, in the case: of any LIBOR Tranche having a LIBOR Interest Period in excess of three months, on the three-month anniversary of the first day of such LIBOR Interest Period). Any then-outstanding interest on the Loan shall be due and payable not later than the Maturity Date.

Section 2.3 Mandatory Principal Payments.

(a) If, at any time, the outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit shall exceed the Commitment Amount, Borrower shall, not later than 10 days after written notice thereof from BOTW: (1) pay the excess to BOTW in a lump sum: or (2) commence (and thereafter continue) an amortization schedule under which Borrower repays an amount at least equal to the excess in six equal monthly principal installments on the last Business Day of each calendar month, which amounts shall be in addition to the monthly interest payments and any other principal payments otherwise due, such that the entire excess is paid within six months: or (3) execute and deliver to BOTW additional mortgages, supplements to mortgages or other instruments satisfactory in form and substance to BOTW, by which Borrower mortgages, pledges or hypothecates to BOTW, or creates a security interest in for the benefit of BOTW, sufficient additional Oil and Gas Interests to induce BOTW to make a redetermination of the Borrowing Base such that the Commitment Amount is increased to an amount no less than the outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit.

(b) The then-outstanding principal balance of the Loan, together with all unpaid fees and expenses relating thereto, shall be due and payable on the Maturity Date.

Section 2.4 Voluntary Prepayments.

Borrower shall have the right to prepay the Loan at any time, in whole or in part, without penalty or premium (except as otherwise described in Section 3.5 below); provided that any partial prepayment by Borrower shall be in an amount equal to $100,000 or an integral multiple thereof.

Section 2.5 Termination of Agreement.

Borrower shall have the right at any time and from time to time, upon not less than three Business Days’ prior written notice to BOTW, to terminate this Agreement. Upon any termination of this Agreement, Borrower shall, at the time of such termination, prepay the Loan in full, including without limitation all principal, interest, fees, costs and expenses payable hereunder or in connection herewith, and cause all outstanding Letters of Credit to be terminated and BOTW released from any and all liabilities thereunder or in connection therewith. Any such prepayment shall be without penalty or premium (except as otherwise described in Section 3.5 below).

Section 2.6 Payments to BOTW.

Borrower will pay to BOTW each payment which Borrower owes under the Loan Documents not later than 12:00 noon, Denver time, on the due date, in lawful money of the United States of America and in immediately available funds. Any payment received after such time will be deemed to have been made on the next following Business Day. Except as otherwise provided in this Agreement as to LIBOR Tranches, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension. Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note.

Section 2.7 Use of Proceeds.

In no event shall the proceeds of the Loan be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants to BOTW that Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. The proceeds of the Loan shall be used solely for the funding of capital expenditures relating to the acquisition, exploration, drilling and development of oil and gas properties by Borrower, general working capital purposes, the issuance of Letters of Credit for purposes relating to Borrower’s business and upon terms acceptable to BOTW and other uses in the ordinary course of Borrower’s business.

Section 2.8 Borrowing Base Procedures.

Based upon the engineering reports submitted by Borrower pursuant to Section 6.1(b) below and upon such other information and data as BOTW deems relevant, BOTW will redetermine the Borrowing Base as of the first day of each Borrowing Base Period and not more than one additional time per calendar year at the request of BOTW. BOTW shall advise Borrower of each redetermination of the Borrowing Base by providing to Borrower a Borrowing Base Notice approximately 10 days prior to the effectiveness of the redetermined Borrowing Base; provided that if, due to any failure by Borrower to submit in a timely manner any engineering report or other information required to be submitted by Borrower hereunder or, if requested in writing by BOTW, any additional information or data needed in connection with a redetermination of the Borrowing Base or due to any other reason beyond the control of BOTW, BOTW does not provide a Borrowing Base Notice at the’ time described above, then, unless BOTW gives notice to the contrary to Borrower, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice has been sent to Borrower by BOTW.

ARTICLE III
Security; Fees; LIBOR provisions; Taxes; Increased Capital

Section 3.1 The Security.

The Obligations will be secured by any and all Security Documents executed and delivered contemporaneously with the execution and delivery of this Agreement and any additional Security Documents hereafter delivered by any Obligated Person and accepted by BOTW.

Section 3.2 Perfection and Protection of Security Interests and Liens.

Borrower will from time to time deliver to BOTW any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance reasonably satisfactory to BOTW, which BOTW may request for the purpose of perfecting, confirming or protecting BOTW’s Liens and other rights in the collateral.

Section 3.3 Bank Accounts and Offset.

To secure the repayment of the Obligations, Borrower hereby grants to BOTW a security interest and a right of offset, each of which shall be upon and against: (a) the below-listed items, INSOFAR AND ONLY INSOFAR as any of them is now or hereafter held or received by, or in transit to, BOTW from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise: any and all moneys, securities (excluding securities representing the ownership of any subsidiary of Borrower) or other property (and the proceeds therefrom) of Borrower, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with BOTW, and (c) any other credits and claims of Borrower at any time existing against BOTW, including without limitation claims under certificates of deposit. Upon the occurrence of any Event of Default, BOTW is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower, any and all items hereinabove referred to against the obligations (whether or not such Obligations are then due and payable).

Section 3.4 Fees.

(a) Borrower shall pay to BOTW, for the time period commencing on the date hereof through the Maturity Date, on the last day of each calendar quarter prior to the Maturity Date, commencing with the calendar quarter ending March 31, 2007, and on the Maturity Date, for the time period from the end of the last such calendar quarter through the Maturity Date, a commitment fee in an amount equal to: (1) three-eighths of one percentage point per annum, times (2) the excess, if any, of: (A) the Commitment Amount, over (B) (1) the outstanding principal balance of all Advances plus (2) the sum of the face amounts of all outstanding Letters of Credit, computed on a daily basis for such calendar quarter or other time period.

(b) Borrower shall pay to BOTW with respect to each Letter of Credit a fee in an amount equal to the greater of: (1) (A) 1.5 percent, times (B) the face amount of such Letter of credit, times (c) the term of such Letter of Credit, expressed in years, or (2) $500.00, which fee shall be due and payable at the time of issuance (and again at the time of any renewal) of such Letter of credit.

(c) contemporaneously with any and all subsequent increases in the Maximum Loan Amount hereunder, Borrower shall pay to BOTW a fee in an amount equal to: (1) one-half of one percent, times (2) (A) the amount to which the Maximum Loan Amount is being increased, minus (B) the greater of: (i) $3,000,000, or (ii) the highest Maximum Loan Amount on which Borrower has previously paid a fee to BOTW pursuant to this section 3.4{C).

Section 3.5 Special LIBOR Provisions.

(a) If BOTW shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding upon Borrower and BOTW) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for BOTW to fund, continue or maintain any LIBOR Tranche, the obligation of BOTW to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until BOTW shall notify Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Prime Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b) If BOTW shall reasonably determine that:

(1) U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to BOTW in its relevant market; or

(2) by reason of circumstances affecting BOTW’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches; then, upon notice from BOTW to Borrower, the obligation of BOTW to include any portion of the Loan in a LIBOR Tranche shall forthwith be suspended until BOTW shall notify Borrower that the circumstances causing such suspension no longer exist.

(c) Borrower agrees to reimburse BOTW for any increase in the cost to BOTW of, or any reduction in the amount of any sum receivable by BOTW in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche; provided that the foregoing shall not apply to increases resulting from general increases in interest rates or general increases in BOTW’s administrative expenses or overhead costs. BOTW shall promptly notify Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required to compensate BOTW fully for such increased cost or reduced amount. Such additional amount shall be due and payable by Borrower to BOTW within fifteen days of Borrower’s receipt of such notice, and such notice shall, in the absence of clear error, be conclusive and binding upon Borrower.

(d) In the event BOTW shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by BOTW to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

(1) Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

(2) Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor;

then, upon the written notice by BOTW to Borrower, Borrower shall, within fifteen days of receipt thereof, pay BOTW such amount as will (in the reasonable determination of BOTW) reimburse BOTW for such loss or expense. Such written notice shall, in the absence of clear error, be conclusive and binding upon Borrower.

Section 3.6 Increased Capital Costs.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by BOTW or any Person controlling BOTW with respect to any LIBOR Tranche, and BOTW reasonably determines that the rate of return on its or such controlling Person’s capital as a consequence of the Loan is reduced to a level below that which BOTW or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by BOTW to Borrower, Borrower hereby agrees to pay to BOTW, within fifteen days of the effective date of such notice, such additional amount (as may be reasonably determined by BOTW) sufficient to compensate BOTW or such controlling Person for such reduction in rate of return. A statement to Borrower by BOTW as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

Section 3.7 Taxes.

All payments by Borrower of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other. charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by BOTW’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrower will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) Promptly forward to BOTW an official receipt or other documentation satisfactory to BOTW evidencing such payment to such authority; and

(c) Pay BOTW such additional amount or amounts as may be necessary to ensure that the net amount actually received by BOTW will equal the full amount BOTW would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against BOTW with respect to any payment received by BOTW hereunder, BOTW may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as may be necessary in order that the net amount received by BOTW after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount BOTW would have received had not such Taxes been asserted.

If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fail to remit to BOTW the required receipts or other required documentary evidence, then Borrower shall indemnify, save and hold harmless BOTW from and against any incremental Taxes, interest or penalties that may become payable by BOTW as a result of any such failure.

Section 3.8 Obligations Absolute.

The obligation of Borrower to repay any amount drawn on BOTW pursuant to the terms of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a) The existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary of a Letter of credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transactions;

(b) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(c) Payment by BOTW under any Letter of Credit against presentation of a draft or certificate which does not comply in all material respects with the terms of such Letter of Credit.

Payment by Borrower of a reimbursement obligation in connection with a Letter of Credit issued pursuant to this Agreement shall not be deemed a waiver of any rights of Borrower against BOTW under Section 3.10(d) below.

Section 3.9 Indemnification.

Borrower hereby indemnifies and holds harmless BOTW from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which BOTW may incur (or which may be claimed against BOTW by any Person) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided, however, that Borrower shall not be required to indemnify BOTW for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct, bad faith or gross negligence of BOTW in connection with the execution, delivery or transfer of, or the payment or failure to pay under, any Letter of Credit. Nothing in this section 3.9 is intended to limit the obligation of Borrower to repay any amount drawn on BOTW pursuant to the terms of a Letter of Credit.

Section 3.10 Liability of BOTW.

Borrower assumes all risks of the acts or omissions of any beneficiary or permitted transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither BOTW nor any of its employees, officers or directors shall be liable or responsible for:

(a) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith;

(b) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) Except as otherwise provided in section 3.10(d) below, payment by BOTW against presentation of documents which do not comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to the applicable Letter of Credit; or

(d) Any other circumstance whatsoever in making or failing to make payment under the Letter of credit, except only that Borrower shall have a claim against BOTW, and BOTW shall be liable to Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential) damages suffered by Borrower which were caused by:

(1) BOTW’s willful misconduct, bad faith or gross negligence in connection with the Letter of Credit; or

(2) BOTW’s bad-faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

ARTICLE IV
Conditions Precedent to Loan

Section 4.1 Initial Conditions Precedent.

BOTW shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless BOTW shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to BOTW:

(a) The Note.

(b) An “Omnibus Certificate” of the Secretary or an Assistant Secretary of Borrower, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the articles of incorporation of Borrower and all amendments thereto, (2) a copy of the bylaws of Borrower and all amendments thereto, and (3) a copy of the resolutions of the Board of Directors of Borrower, as required, authorizing this Agreement and the transactions contemplated hereby.

(c) A “compliance certificate” of an officer of Borrower in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b), and (c) of Section 4.2 below.

(d) The Security Documents.

(e) Such title opinions, supplemental title opinions, UCC searches and other title information concerning Borrower’s title to the Borrowing Base Properties or any portions thereof as may be satisfactory to BOTW.

(f) Evidence satisfactory to BOTW that the Collateral has been and continues to be operated in a reasonable and prudent manner without giving rise to any liabilities or obligations under any Applicable Environmental Law.

(g) The fee payable upon the execution and delivery of this Agreement pursuant to Section 3.4(d) above and, if so required by BOTW, reimbursement for BOTW’s estimated legal fees and other expenses incurred in connection herewith.

(h) Any and all other Loan Documents.

Section 4.2 Additional Conditions Precedent.

BOTW shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless the following conditions precedent have been satisfied:

(a) All representations and warranties made by any Obligated Person in any Loan Document shall be true on and as of the date of the Advance or the date of issuance of the Letter of Credit as if such representations and warranties had been made as of the date hereof (unless such representations and warranties speak to a specific date, in which case such representations and warranties shall be true and correct as of such specific date).

(b) No Default shall exist as of the date of the Advance or the date of issuance of the Letter of Credit.

(c) Each obligated Person shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or prior to the date of the Advance or the date of issuance of the Letter of Credit.

(d) The making of the Advance or the issuance of the Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject BOTW to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

ARTICLE V
Representations and Warranties

Section 5.1 Borrower’s Representations and Warranties.

To induce BOTW to enter into this Agreement and to make the Loan, Borrower represents and warrants to BOTW (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Loan) that:

(a) No Default. Borrower is not in default in any material respect in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

(b) Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, having all powers required to carryon its business and enter into and carry out the transactions contemplated hereby. Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(c) Authorization. Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(d) No Conflicts or Consents. The execution and delivery by the various obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not in any material respect: (1) conflict with any provision of: (A) any applicable domestic or foreign law, statute, rule or regulation, (B) the governing documents of any obligated Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any obligated Person, (2) result in the acceleration of any Debt owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any obligated Person except as expressly contemplated by the Loan Documents. Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and as limited by general equitable principles.

(f) Initial Financial Statements. The Initial Financial statements fairly present Borrower’s financial position at the date thereof, subject to normal year-end adjustments and footnotes. since the date of the Initial Financial statements, no material adverse change has occurred in Borrower’s financial condition or business.

(g) Other Obligations. Borrower has no outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is not shown in the Initial Financial statements or which has not been previously disclosed in writing to BOTW.

(h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrower to BOTW in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made, except that, with respect to financial projections, Borrower represents and warrants only that such projections were made in good faith based upon reasonable assumptions at the time. At the date” of this Agreement, Borrower is not aware of any material fact that has not been disclosed to BOTW in writing which could materially and adversely affect Borrower’s properties, businesses, prospects or condition (financial or otherwise). To the best of Borrower’s knowledge, the Initial Engineering Report is based upon complete and accurate factual information in all material respects, it being understood that the Initial Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(i) Litigation. Except as disclosed in the Initial Financial statements or as otherwise previously disclosed in writing by Borrower to BOTW: (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower overtly threatened, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may materially and adversely affect any Obligated Person, any Affiliate of Borrower, any Obligated Person’s ownership or use of any of its assets or properties, its business or financial condition or prospects, or the right or ability of any Obligated Person to enter into the Loan Documents or perform its obligations thereunder and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which have or may have any such effect.

(j) Title to Properties. To the best of Borrower’s knowledge, Borrower has good and defensible title to the Borrowing Base Properties, free and clear of all liens, encumbrances and defects of title, except for covenants, restrictions, rights, easements, liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Borrowing Base Properties in the normal course of business as presently conducted or materially impair the value thereof for such business. Borrower enjoys peaceful and undisturbed possession under all material leases under which it operates, and, to Borrower’s knowledge, all such leases are valid and subsisting, with no material default existing thereunder.

(k) Place of Business. The chief executive office and principal place of business of Borrower are located at the address of Borrower set out in section 8.3 below.

(l) Taxes. All tax returns required to be filed by Borrower in any jurisdiction prior to the date hereof have been filed; all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof.

(m) Use of Proceeds. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock. Neither Borrower nor any Person acting on Borrower’s behalf has taken any action which might cause this Agreement, the Note or the application of the proceeds of the Loan to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve system or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

(n) Environmental Matters. None of Borrower, any of the Borrowing Base Properties or any other property of Borrower is in violation, in any material respect, of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. There is no existing, pending or, to the knowledge of Borrower, overtly threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Law. Borrower has taken all reasonable steps necessary to determine that no hazardous substance or solid waste (as defined in any Applicable Environmental Law) has been disposed of or otherwise released on or to any of the Borrowing Base Properties or any other property of Borrower. To Borrower’s knowledge, Borrower has not caused or permitted the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Borrowing Base Properties or any other property of Borrower.

(o) ERISA Liabilities. No Obligated Person has any currently existing ERISA Plan or any other obligations governed by ERISA, except for a 401(k) plan now or hereafter maintained by any obligated Person.

(p) Investment Company Act Not Applicable. Borrower is not an “investment company” or a person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.2 Representations by BOTW.

BOTW hereby represents that it will acquire the Note for its own account in the ordinary course of its commercial banking business. Notwithstanding the foregoing, the disposition of BOTW’s property shall at all times be and remain within its control, and this section shall not be deemed to prohibit BOTW’s sale of the Note or of any participation in the Note to any bank, financial institution, investor or other purchaser.

ARTICLE VI
Covenants of Borrower

Section 6.1 Affirmative Covenants.

Borrower warrants, covenants and agrees that, until the full and final payment of the Obligations and the termination of this Agreement, unless BOTW has previously agreed otherwise in writing:

(a) Payment and Performance. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all material respects observe, perform and comply with every covenant, term and condition express or implied in the Loan Documents. Borrower will also cause any and all Guarantors to observe, perform and comply with every such term, covenant and condition, to the extent applicable to such Guarantor or Guarantors.

(b) Books, Financial Statements and Records. Borrower will at all times maintain full and accurate books of account and records, will maintain a standard system of accounting in accordance with GAAP and will furnish the following statements and reports to BOTW at Borrower’s expense:

(1) As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending August 31, 2007, complete audited Consolidated financial statements of Borrower, prepared by an independent certified public accountant chosen by Borrower and reasonably acceptable to BOTW, in reasonable detail and in accordance with GAAP. These financial statements shall contain at least a balance sheet as of the end of such Fiscal Year and statements of earnings and cash flow, setting forth in comparative form, where applicable, the corresponding figures for the preceding Fiscal Year;

(2) As soon as available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending February 28, 2007, unaudited Consolidated financial statements of Borrower for such Fiscal Quarter and for the then-current Fiscal Year, prepared by Borrower in reasonable detail and in accordance with GAAP and containing at least a balance sheet and statements of earnings and cash flow, setting forth in comparative form the corresponding figures for the preceding Fiscal Year;

(3) At the time of submission of the financial statements described in (1) and (2) above, a report in the form of Exhibit E attached hereto and made a part hereof, signed by the president or the chief financial officer of Borrower: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, (C) stating that after reviewing the financial statements described above he has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted an Event of Default or a Default, or, if he did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and Borrower’s compliance or non-compliance with, all of the financial covenants contained herein;

(4) By December 1 of each year, commencing December 1, 2007, an engineering report and economic evaluation prepared as of the preceding August 31 by one or more independent petroleum engineers chosen by Borrower and reasonably acceptable to BOTW, covering all oil and gas properties and interests included in the Borrowing Base Properties. Each such engineering report shall be in form and substance reasonably satisfactory to BOTW and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report; and

(5) As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending February 28, 2007, a report describing, for each calendar month during such Fiscal Quarter, the gross volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and describing the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(c) Other Information and Inspections. Borrower will furnish to BOTW any information which BOTW may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s business and operations. Borrower will permit representatives appointed by BOTW, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, at their sole risk (and, except during the continuance of an Event of Default, at their cost and expense), any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit BOTW or its representatives to investigate and verify the accuracy of the information furnished to BOTW in connection with the Loan Documents and to discuss all such matters with its officers, managers, employees and representatives; provided that, absent an Event of Default or a specific invitation from Borrower, BOTW shall be entitled to make only one onsite inspection of Borrower’s facilities per Fiscal Year.

(d) Notice of Material Events. Borrower will promptly notify BOTW: (1) of any material adverse change in the financial condition of Borrower, (2) of the occurrence of any Default, (3) of the acceleration of the maturity of any Debt owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which Borrower is a party or by which Borrower or any of Borrower’s properties is bound, (4) of any uninsured claim of $100,000 or more asserted against Borrower or any of its properties, (5) of the filing of any suit or proceeding against Borrower (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision could have a material adverse effect upon Borrower’s financial condition, business or operations (or could result in a judgment not covered by insurance of $100,000 or more against Borrower), (6) of the adoption by Borrower of any ERISA Plan, except for a 401(k) plan now or hereafter maintained by Borrower, (7) of the merger or consolidation of Borrower with any other business entity, (8) of the sale, transfer, lease, exchange or disposal by Borrower of any material assets or properties or any proved oil or gas reserves with a value in excess of $100,000, except sales of already-severed hydrocarbons and other products in the ordinary course of Borrower’s business, and (9) of the occurrence of any of the following: a material adverse change in the financial condition of Guarantor, a default by Guarantor with respect to any material indebtedness owed by Guarantor to any Person or the filing by Guarantor of any petition for bankruptcy protection. upon the occurrence of any of the foregoing, Borrower will take all reasonably necessary or reasonably appropriate steps to remedy promptly any such material adverse change, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify BOTW in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting BOTW and its counsel to prepare the same.

(e) Maintenance of Existence and Qualifications. Borrower will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any material adverse effect on Borrower.

(f) Maintenance of Properties. Borrower will in all material respects maintain, preserve, protect and keep all property used or useful in the conduct of its business in accordance with the standards of a reasonable and prudent operator.

(g) Payment of Trade Debt. Taxes. etc. Borrower will: (1) timely file all required tax returns; (2) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with its present system of accounting. Borrower will pay and discharge in all material respects, when due, all other Debt, taxes or assessments now or hereafter owed by it. Borrower may, however, delay paying or discharging any such taxes, assessments, governmental charges or levies or other Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(h) Insurance. Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

(i) Payment of Expenses. Borrower will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of BOTW (including attorneys’ fees) in connection with: (1) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the examination of Borrower’s title to the Collateral; provided that, except for any title examinations relating to new properties being added to the Borrowing Base Properties, Borrower shall be required to pay for no more than one title examination of Borrower’s properties per Fiscal Year on behalf of BOTW, and (4) the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents.

(j) Performance on Borrower’s Behalf. If Borrower fails to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, BOTW may pay the same. Borrower shall immediately reimburse BOTW for any such payments, and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.2(c) (3) above, from the date such amount is paid by BOTW until the date such amount is repaid to BOTW.

(k) Compliance with Agreements and Law. Borrower will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in such a way that they result in no material adverse effect upon the Borrowing Base Properties or Borrower’s ability to perform its obligations under this Agreement. Borrower will in all material respects conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters).

(l) Certifications of Compliance. Borrower will furnish to BOTW at Borrower’s expense all certifications which BOTW reasonably requests at the time of any Advance or of the issuance or renewal of any Letter of Credit, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

(m) Additional Security Documents. Promptly after a request therefor by BOTW at any time and from time to time or at any time that additional Security Documents are necessary to include in the Collateral at least 80 percent (or such larger percentage of which BOTW may advise Borrower at any time and from time to time) of the loan value of the Borrowing Base Properties, Borrower will execute and deliver to BOTW such additional security Documents and/or amendments to existing Security Documents as BOTW may deem necessary or appropriate in order to grant to BOTW a perfected lien on and security interest in any or all oil and/or gas interests owned by Borrower.

(n) Environmental Matters. Borrower will, in all material respects, take commercially reasonable steps to keep the Borrowing Base Properties free of hazardous substances and solid wastes (except in such quantities as are customarily used in the operation of Borrower’s business in accordance with all applicable Environmental Laws) and shall remove the same (or if removal is prohibited by law, to take whatever actions are required by law) promptly upon discovery at its sole expense. Upon BOTW’s reasonable request, at any time and from time to time prior to the termination of this Agreement, Borrower will provide to BOTW, at Borrower’s sole expense, an inspection or audit of the Borrowing Base properties from an engineering or consulting firm approved by BOTW, indicating the presence or absence of hazardous substances and solid wastes on the Borrowing Base Properties.

Section 6.2 Negative Covenants.

Borrower warrants, covenants and agrees that until the full and final payment of the obligations and the termination of this Agreement, unless BOTW has previously agreed otherwise in writing:

(a) Financial Covenants. (1) Borrower will not permit the Current Ratio of Borrower to be less than 1.00:1.00 at any time on or after the date of this Agreement. (2) Borrower will not permit the Debt-to-Equity Ratio of Borrower to be greater than 4.00:1.00 at any time on or after the date of this Agreement. (3) Borrower will not permit its cash flow, determined in accordance with GAAP, for any Fiscal Year, commencing with the Fiscal Year ending August 31, 2007, to be less than $0.00.

(b) Limitation on Liens. Borrower will not create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor’s lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of the Borrowing Base Properties, whether now owned or hereafter acquired, except:

(1) Liens at any time existing in favor of BOTW;

(2) statutory Liens for taxes, statutory or contractual mechanics’ and materialmen’s Liens incurred in the ordinary course of business, and other similar Liens incurred in the ordinary course of business; provided that such Liens secure only Debt which is not delinquent or which is being contested as provided in Section 6.1(g) above;

(3) Liens imposed by operating agreements and mandatory provisions of law, such as operators’, carriers’, materialmen’s, mechanics’, warehousemen’s, landlords’ and similar liens arising in the ordinary course of business and securing indebtedness, undertakings or obligations not yet due, and Liens arising in the ordinary course of business from pledges or deposits to secure public or statutory obligations; and

(4) purchase-money security interests granted by Borrower on office equipment, vehicles and other personal property acquired by Borrower in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time shall not exceed $100,000.

(c) Additional Debt. Borrower will not create, incur, assume or permit to exist Debt of Borrower except: (1) the Loan, (2) trade debt owed to suppliers, pumpers, mechanics, materialmen and others furnishing goods or services to Borrower in the ordinary course of Borrower’s business, (3) Debt incurred in the ordinary course of Borrower’s business in connection with commodity-price hedging transactions and gas-balancing contracts, (4) Debt of the types permitted to be secured by the security interests described in Section 6.2(b) (4) above; provided that the amount of such Debt does not exceed the limits set forth in said section; (5) Subordinated Debt; and (6) the Convertible Debt.

(d) Limitation on Sales of Property. Borrower will not sell, transfer, lease, exchange, alienate or dispose of any of the oil and Gas Interests of Borrower or any rights or interests relating thereto except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents):

(1) worthless or obsolete equipment that is replaced by equipment of at least equal suitability for the tasks to be performed therewith and equipment that is salvaged from wells which have been plugged and abandoned;

(2) inventory (including oil and gas sold as produced) which is sold in the ordinary course of business: and

(3) the Oil and Gas Interests presently owned by Borrower and located in the state of Utah and other oil and Gas Interests now owned or hereafter acquired by Borrower, to the extent that any of said interests shall not have been considered by BOTW in determining the Borrowing Base.

(e) Limitation on Credit Extensions. Borrower will not extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

(f) Fiscal Year. Borrower will not change its fiscal year except upon not less than 10 days’ prior notice to BOTW.

(g) Amendment of Contracts. Borrower will not amend or permit any amendment to (to the extent that Borrower has the power to prevent such amendment) any contract which could reasonably be foreseen to release, qualify, limit, make contingent or otherwise have any material adverse effect upon, the rights and benefits of BOTW under or acquired pursuant to any of the security Documents.

(h) Limitation on Guaranties. Borrower will not assume, guaranty, endorse or be or become secondarily liable for any Debt which is the primary obligation of any other Person.

(i) ERISA. Neither Borrower nor any of its Affiliates will incur any obligation governed by ERISA, except for a 401(k) plan now or hereafter maintained by Borrower or any of its Affiliates.

(j) Distributions. Borrower will not make any Distribution after the date hereof.

(k) Borrower Changes. Borrower will not change its name (except upon not less than 30 days’ prior notice to BOTW and the execution, delivery and recordation of any and all amendments of this Agreement and the other Loan Documents reasonably requested by BOTW in order to conform this Agreement and the other Loan Documents with such new name) or the nature of its business, liquidate or dissolve.

(l) Environmental Matters. Borrower will not cause or permit Borrower, any of the Borrowing Base Properties or any of the Collateral to be in violation in any material respect of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. Borrower will not cause, and will take commercially reasonable steps to prevent, the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Borrowing Base Properties or any other property ,of Borrower.

ARTICLE VII
Events of Default and Remedies

Section 7.1 Events of Default.

Each of the following events constitutes an Event of Default under this Agreement:

(a) Borrower fails to pay any obligation when due and payable, whether at a date for the payment of a fixed installment or contingent or other payment to BOTW or as a result of acceleration or otherwise; or

(b) Any “default” or “event of default” occurs under any Loan Document which defines either term; or

(c) Borrower fails to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document; provided that Borrower shall have: (1) a reasonable time period (not to exceed 30 days) from the date of the Default to remedy any Default arising from a breach by Borrower of any of the affirmative covenants contained in Section G.1 above, and (2) a 60-day grace period after notice from BOTW to remedy any Default arising from a breach by Borrower of any of the negative covenants contained in Section 6.2(c).

(d) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made (unless such representation and warranty speaks to a specific date, in which case such representation or warranty shall be true and correct as of such specific date); or

(e) Any Obligated Person:

(1) suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

(2) suffers the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Borrowing Base Properties in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by it; or

(3) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Borrowing Base Properties; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action in furtherance of any of the foregoing; or

(4) suffers the entry against it of a final judgment for the payment of money in excess of $100,000 (not covered by insurance), unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(5) suffers the entry of an order issued by any court or tribunal taking, seizing or apprehending all or any substantial part of its property or any part of the Borrowing Base Properties and bringing the same into the custody of such Court or tribunal, and such order is not stayed or released within thirty days after the entry thereof; or

(f) The Guaranty ceases to be in full force and effect and applicable to any and all of the obligations covered thereby in accordance with its terms (or Guarantor takes that position), whether by operation of law, revocation or attempted revocation or otherwise; or

(g) Any default, including the expiration of any applicable period of grace, occurs with respect to any other indebtedness in an amount in excess of $10,000 owed by Borrower to any Person; or

(h) Any Change in Control occurs or Borrower reorganizes or enters into any merger or other combination; provided that the occurrence of any such Change in Control, reorganization, merger or other combination shall not be considered an Event of Default unless BOTW fails to consent thereto within 60 days after the occurrence of any such event.

Upon the occurrence of an Event of Default described in subsection (e) (1), (e) (2) or (e) (3) of this section, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. During the continuance of any other Event of Default, BOTW at any time and from time to time (unless all Events of Default have theretofore been remedied) may declare any or all of the obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

Section 7.2 Remedies.

If any Default or Event of Default shall occur and be continuing, the obligation of BOTW to make Advances and to issue Letters of Credit under this Agreement shall be suspended immediately. If any Event of Default shall occur, BOTW may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and BOTW may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon BOTW under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

Section 7.3 Indemnity.

Borrower hereby agrees to indemnify, defend and hold harmless BOTW and its successors and assigns and the respective agents, affiliates, officers, directors and employees of BOTW and its successors and assigns from and against any and all claims, losses, demands, actions, causes of action and liabilities whatsoever (including without limitation reasonable attorneys’ fees and expenses and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses and liabilities are proximately caused by BOTW’s gross negligence, bad faith or willful misconduct, (b) any violation on or prior to the Release Date of any Applicable Environmental Law, (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on the Borrowing Base Properties or release from the Borrowing Base Properties of hazardous substances or solid wastes disposed of or otherwise released, resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Borrowing Base Properties, regardless of whether the act, omission, event or circumstance constituted a violation of any Applicable Environmental Law at the time of its existence of occurrence, and (d) any and all claims or proceedings (whether brought by a private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance, solid waste or contaminated material located upon or migrating into, from or through any of the Borrowing Base Properties (whether or not the release of such materials was caused by Borrower, a tenant or subtenant or a prior owner, tenant or subtenant on the Borrowing Base Properties and whether or not the alleged liability is attributable to the handling, storage, generation, transportation, removal or disposal of such substance, waste or material or the mere presence of such substance, waste or material on the Borrowing Base Properties), for which BOTW may have liability due to the making of the Loan, the granting of the Security Documents, the exercise of BOTW’s rights under the Loan Documents or otherwise. WITHOUT LIMITATION, IT IS THE INTENTION OF BORROWER, AND BORROWER AGREES, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence, bad faith or willful misconduct of such particular indemnified party. The foregoing indemnities shall not terminate upon the Release Date or upon the release, foreclosure or other termination of the Security Documents, but will survive the Release Date, foreclosure of the Security Documents or conveyances in lieu of foreclosure, and the repayment of the Loan and the discharge and release of the Security Documents and the other documents evidencing and/or securing the Loan.

ARTICLE VIII
Miscellaneous

Section 8.1 Waiver and Amendment.

No failure or delay by BOTW in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by BOTW of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by BOTW, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Obligated Person shall in any case of itself entitle any Obligated Person to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 8.2 Survival of Agreements; Cumulative Nature.

All of the Obligated Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of the Loan and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to BOTW and all of BOTW’s obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered to BOTW under any Loan Document shall be deemed representations and warranties by Borrower to BOTW and/or agreements and covenants of Borrower under this Agreement. The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to BOTW in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to BOTW of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 8.3 Notices.

All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given upon receipt:

Borrower’s address:	1675 Broadway, Suite 2450 Denver, Colorado 80202 Attention: Kenneth R. Berry, Jr.
BOTW’s address:	633 Seventeenth Street, Suite 2100 Denver, Colorado 80202 Attention: Duc Duong, Energy Lending

Section 8.4 Parties in Interest.

All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Obligated Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of BOTW.

Section 8.5 Governing Law.

The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws (other than choice-of-law rules) of the state of Colorado and the laws of the United states of America, except (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction. Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

Section 8.6 Limitation on Interest.

BOTW and the Obligated Persons intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Obligated Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. BOTW expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any obligation is accelerated. If: (a) the maturity of any obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) BOTW or any other holder of any or all of the obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at BOTW’s option, promptly returned to Borrower or the other payor thereof upon such determination.

Section 8.7 Severability.

If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 8.8 Counterparts.

This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. Delivery of this Agreement and the other documents to be delivered in connection herewith by any party may be effected, without limitation, by faxing a signed counterpart of any such document to BOTW (any party that effects delivery in such manner hereby agreeing to transmit promptly to each of the other parties an actual signed counterpart) .

Section 8.9 Conflicts.

To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the Loan Documents, the provisions of this Agreement shall prevail.

Section 8.10 Entire Agreement.

This Agreement, the Note, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

Section 8.11 WAIVER OF JURY TRIAL.

EACH OF BORROWER AND BOTW HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF BORROWER AND BOTW HEREBY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

Section 8.12 USA Patriot Act Notice.

BOTW hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”)), BOTW is required to obtain, verify and record information that identifies Borrower and other information that will allow BOTW to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

PYR ENERGY CORPORATION

By: /s/ Kenneth R. Berry, Jr.
Kenneth R. Berry, Jr.
President and CEO

BANK OF THE WEST

By: /s/ Duc Duong
Duc Duong,
Vice President